Exhibit 10.32

SECOND AMENDMENT

TO THE

CLUBCORP, INC. OMNIBUS STOCK PLAN

WHEREAS, ClubCorp, Inc. (the “Company”) adopted and established the ClubCorp, Inc. Omnibus Stock Plan (“Original Plan”) effective February 10, 1998 ;

WHEREAS, the Company restated the Original Plan effective January 1, 2001 (“Prior Plan”);

WHEREAS, the Company amended and restated the Prior Plan, effective January 1, 2005 (“Plan”);

WHEREAS, an offering process is currently underway whereby Goldman Sachs has been engaged to find potential buyers of the Company (“Transaction”);

WHEREAS, the Company now desires to amend the Plan to provide that (i) outstanding options will become one hundred percent (100%) vested upon the closing of the Transaction (“Closing”), and (ii) cash will be paid for such options immediately; and

WHEREAS, pursuant to Section 7.2 of the Plan, the Committee may amend the Plan with respect to any shares which, at the time, are not subject to Awards.

NOW THEREFORE, the Plan is hereby amended, effective upon execution of this Amendment, as follows:

1. Section 6 of the Plan is amended by adding the following new Section 6.16 immediately following existing Section 6.15 and immediately preceding Section 7:

“6.16 G-S Change of Control. Notwithstanding anything in the Plan to the contrary, all unexercised and unexpired Options held by a Holder immediately prior to the closing of a G-S Change in Control (as defined herein) will become fully vested the day of the closing of a G-S Change in Control and will be deemed to be exercised on such date, provided Holder is an employee of the Corporation on such date. Upon such deemed exercise and in full satisfaction of the Holder’s rights in connection with such Options, the Corporation will immediately pay the Holder a cash amount that is equal to the difference between the Option’s Exercise Price and the gross price received for the Stock as a result of the G-S Change of Control times the number of shares covered by the unexercised and unexpired vested portion of such Holder’s Option, subject to the limitations imposed by Code Section 162(m) and Section 5.3 of the Plan.”

2. Section 1 of the Plan is amended by adding the following new Section 1.35:

“1.35 “G-S Change of Control” means a Change in Control resulting from the offering process underway as of June 2006 whereby Goldman Sachs was engaged to find potential buyers of the Company and pursuant to which Goldman Sachs becomes entitled to receive its negotiated fee for locating the ultimate successful buyer of the Company.”

IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 26th day of June, 2006.

CLUBCORP, INC.

By:	/s/ Tom Henslee
Its:	EVP, Secretary and General Counsel

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